EXHIBIT 99.1

NEWS RELEASE for February 19, 2004 at 1:00 AM EST
Investors:	ChromaVision Medical Systems, Inc.:
Matt Clawson	Stephen T. D. Dixon
Allen & Caron, Inc.	Executive Vice President & CFO
949-474-4300	(949) 443-3355

CHROMAVISION REPORTS FOURTH QUARTER AND
YEAR END 2003 RESULTS

Total Revenue Increases 28 Percent Over Prior Period; Cash Burn Reduced

SAN JUAN CAPISTRANO, Calif. (February 19, 2004) — ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), the leading provider of automated cell-imaging systems and manufacturer of the ACIS® digital microscope system, today reported total revenue of $11.9 million for the year ended December 31, 2003, a 28 percent increase over the prior year’s revenue of $9.3 million due to growth in per-procedure revenues and increased system placements to the clinical and research markets. The net loss for the full year 2003 was $7.9 million or a $0.21 loss per share, a 43 percent reduction from the $13.8 million or $0.54 per share loss in 2002. The prior year figure included the impact of a $4.4 million non-cash charge to earnings related to accretion and dividends from convertible preferred stock retired in August 2002.

     Total revenue for the fourth quarter ended December 31, 2003 was $3.1 million, an 18 percent increase over $2.7 million total revenue in the fourth quarter of 2002. Revenues were principally the result of two system sales to research customers and 261 systems billing at the end of the quarter, comprised of 161 full ACIS systems and 95 ACCESS™ remote workstations. 2003 fourth quarter gross margin was 71 percent, an improvement of four percentage points over the fourth quarter 2002 figure of 67 percent.

     Net loss for the 2003 fourth quarter was $1.3 million or $.03 per share. This figure is $0.9 million or 40 percent lower than the fourth quarter 2002 loss of $2.2 million or $0.07 per share. Earnings were improved due to the Company’s improved cost structure that resulted from its previously announced third quarter workforce reduction, higher revenues and improved operating margin. Cash burn for the quarter was $0.7 million as compared to the cash burn figures of $2.9 million and $2.0 million in the third quarter of 2003 and the fourth quarter of 2002, respectively.

     Michael F. Cola, ChromaVision Chairman and interim CEO, said, “We were very pleased with our financial results for the fourth quarter of 2003. Cash burn and our loss from existing operations were far less than in any prior period in the Company’s history. Our ability to lower our cost structure so quickly while continuing to add system placements in the midst of an uncertain environment for reimbursement, is testimony to the substantial efforts of the ChromaVision team over the past quarter. Our current cash position in combination with $3 million of availability under our working capital line of credit provide us with considerable resources to serve our customers and expand our market position.”

Conference Call & Webcast

     The Company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations. Interested participants may access the live webcast through the Company’s website (www.chromavision.com). Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

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CHROMAVISION REPORTS FOURTH QUARTER AND YEAR END 2003 RESULTS
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About ChromaVision Medical Systems, Inc.

     ChromaVision Medical Systems, Inc., develops innovative medical systems to improve anatomic pathology diagnostics through accuracy, standardization and quantitation. ChromaVision’s ACIS® (pronounced a-sis) or automated cellular imaging system is a unique patented technology that detects, counts and classifies cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have demonstrated that the ACIS digital microscope and proprietary software can considerably improve accuracy and consistency over other methods of laboratory testing. ChromaVision’s mission is to improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the Company’s technology.

     ChromaVision and ACIS are registered trademarks of ChromaVision. For more information, visit www.chromavision.com.

     ChromaVision, based in San Juan Capistrano, Calif., is a majority owned subsidiary of Safeguard Scientifics (NYSE: SFE). Safeguard Scientifics, Inc. is an operating company creating long-term value by taking controlling interest in and developing its companies through superior operations and management. Safeguard operates businesses that provide business decision and life science software-based product and service solutions. For more information, visit www.safeguard.com.

Certain statements contained herein regarding ChromaVision Medical Systems, Inc. contain involve risks and uncertainty and are forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging, dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above. For forward-looking statements contained herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The Company does not assume any obligation to update any forward-looking statements or other information contained in this document.

-Tables to Follow-

CHROMAVISION REPORTS FOURTH QUARTER AND YEAR END 2003 RESULTS
Page 3-3-3

ChromaVision Medical Systems, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Total Revenue	3,142,000	2,662,000	11,928,000	9,256,000
Cost of revenue	910,000	867,000	3,597,000	2,891,000

Gross profit	$2,232,000	$1,795,000	$8,331,000	$6,365,000
Gross profit %	71%	67%	70%	69%
Expenses:
Selling, general and administrative	2,404,000	3,077,000	11,384,000	11,119,000
Research and Development	1,117,000	959,000	4,754,000	4,782,000

Total operating expenses	$3,521,000	$4,036,000	$16,138,000	$15,901,000
Other income, (expense), net	(49,000)	15,000	(58,000)	76,000

Net loss	$(1,338,000)	$(2,226,000)	$(7,866,000)	$(9,460,000)

Accretion and dividends of redeemable, convertible pref stock	—	—	—	(4,368,000)

Net loss attributable to common stock	$(1,338,000)	$(2,226,000)	$(7,866,000)	$(13,828,000)

Net loss per common share:
Basic	$(0.03)	$(0.07)	$(0.21)	$(0.54)
Diluted	$(0.03)	$(0.07)	$(0.21)	$(0.54)

Weighted average number of common shares outstanding	38,379,643	32,846,085	37,095,175	25,625,538

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CHROMAVISION REPORTS FOURTH QUARTER AND YEAR END 2003 RESULTS
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ChromaVision Medical Systems, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2003	2002
Cash and cash equivalents	$1,699,000	$2,810,000
PP&E, net	5,086,000	4,761,000
Accounts receivable, net	2,496,000	2,355,000
All other assets, net	1,770,000	927,000

Total assets	$11,051,000	$10,853,000

Total liabilities	$5,032,000	$2,693,000
Stockholders’ equity	6,019,000	8,160,000

Total liabilities and stockholders’ equity	$11,051,000	$10,853,000

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ChromaVision Medical Systems, Inc.

Condensed Consolidated Statement of Cash Flow

	Three Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002
Cash Flow from Operating Activities	$(504,000)	$(2,217,000)	$(1,227,000)
Cash Flow from Investing Activities	(112,000)	(766,000)	(738,000)
Cash Flow from Financing Activities	(382,000)	3,317,000	(7,000)

Net Cash Flow	(998,000)	334,000	(1,972,000)
Less: Proceeds from Financing Activities	250,000	(3,250,000)	—

Cash Burn	$(748,000)	$(2,916,000)	$(1,972,000)

Cash Burn is defined as Net Cash Flow less proceeds from common stock issuances, borrowings on debt and repayments on lines of credit facilities.

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